Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 and Form F-3), pertaining to the Rada Electronic Industries Ltd. 1993, 1994, 1996, 1999 Stock Option Plans, and warrants to directors and pertaining to the Prospectus of Rada Electronic Industries Ltd. for the registration of 13,507,146 shares of its Ordinary shares of our report dated June 23, 2003 with respect to the consolidated financial statements of Rada Electronic Industries Ltd. and its subsidiaries included in the Annual Report on Form 20-F for the year ended December 31, 2002 of Rada Electronic Industries Ltd.

                                            /s/ Luboshitz Kasierer
                                              Luboshitz Kasierer
                              An affiliate member of Ernst & Young International

Tel Aviv, June 30, 2003